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                                                  EXHIBIT 5

                             CHANGE OF CONTROL AGREEMENT


     This AGREEMENT is made as of January 5, 1998, by and between ENVIRONMENT ONE CORPORATION, with offices located in Niskayuna, New York ("Corporation"), and STEPHEN V. ARDIA, an individual employed by the Corporation ("Employee").


                                     WITNESSETH:

     WHEREAS, the Corporation's Board of Directors (the "Board") has authorized the Corporation to enter into severance agreements with certain key employees of the Corporation to encourage the continued dedication of the employee to the Corporation and to promote the stability of Corporation management by providing certain protections for the employee in the event a change of control of the Corporation occurs; and

     WHEREAS, should the Corporation receive any proposal from a third person concerning any possible business combination with, or acquisition of equity securities of, the Corporation, the Board believes it imperative that the Corporation be able to rely upon the Employee to continue in his position, and that the Corporation be able to receive and rely upon his advice, if it requests it, as to the best interests of the Corporation and its shareholders without concern that the Employee might be distracted by the personal uncertainties and risks created by such a proposal; and

     WHEREAS, should the Corporation receive any such proposals, in addition to the Employee's regular duties, he may be called upon to assist in the assessment of such proposals, to advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

     WHEREAS, the Board also desires to encourage the continued dedication of the Employee to the Corporation and to promote the stability of the Corporation's management by providing certain protections for the Employee in the event that a change of control occurs with respect to the Corporation;

     NOW, THEREFORE, to assure the Corporation will have the continued dedication of the Employee and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce the Employee to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and the Employee agree as follows:

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     1.   SERVICES DURING CERTAIN EVENTS.  In the event a "person" or "group"
(as such quoted terms are defined in Section 4(a)(ii) below) begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a Change of Control (as defined in Section 4(a) below), the Employee agrees that he will not voluntarily leave the employ of the Corporation and will render the services contemplated in the recitals to this Agreement consistent with his then current employment terms until the such person or group has abandoned or terminated efforts to effect a Change of Control or until three (3) months after a Change of Control has occurred, provided no adverse changes occur in the Employee's authority, duties, or compensation.

     2.   CHANGE OF CONTROL PAYMENT.

          (a) In the event a Change of Control (defined in Section 4(a) below) occurs during the Employee's employment with the Corporation, the Corporation shall be obligated, subject to the limitation contained in Section 2(b) below, to pay the Employee, as compensation for services rendered to the Corporation, an amount equal to: (i) the amount of the Employee's annual base salary in effect on the date the Change of Control occurs, and (ii) an amount equal to the sum of (A) the bonus payable to the Employee for the year during which the Change of Control occurs, prorated through the date the Change of Control occurs, plus (B) the average annual bonus paid to the Employee for the two complete fiscal years that precede the fiscal year during which the Change of Control occurs. In addition, the Corporation shall waive for 12 months following the Employee's termination of employment (whenever such termination shall occur) any required premium payment due from the Employee to allow the Employee to continue the Employee's coverage under the Corporation's group health plan pursuant to Public Law 99-272, Title X (i.e., "COBRA"). The Employee shall not be entitled to the foregoing change of control benefits if the Employee is terminated for Cause (as defined in Section 4(b)) prior to the Change of Control. Amounts payable by the Corporation pursuant to this Section 2(a) shall be paid to the Employee in substantially equal installments (subject to any applicable payroll or other taxes required to be withheld), over a one year period, without interest, with the first such payment made not later than 30 days after the date the Change of Control occurs and with succeeding installments paid in accordance with the Corporation's regular payroll cycles for executive employees. In the event the Employee dies prior to the payment of all amounts due pursuant to this Section 2(a), remaining unpaid installments shall be paid to his estate. Notwithstanding the foregoing, at the sole election of the Corporation, the entire amount payable to the Employee pursuant to this Section 2(a) may be paid in a lump sum, not later than the 30th day following the date the Change of Control occurs.

          (b) Notwithstanding anything in this Agreement to the contrary, in the event that the amount payable to the Employee pursuant to Section 2(a) above, when added to all other amounts paid or to be paid to, and the value of all property received or to be received by the Employee in anticipation of or following a Change of Control, whether paid or received pursuant to this Agreement or otherwise (such other amounts and property being referred to herein as "Other Change of Control Payments"), would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as


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amended (or any successor or renumbered section), then the amount payable pursuant to Section 2(a) of this Agreement shall be reduced to the maximum amount which, when added to such Other Change of Control Payments, does not constitute an excess parachute payment.

     3. OTHER EMPLOYMENT. The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, nor shall any payments under this Agreement be reduced on account of any compensation, benefits or service credits for benefits from any employment that the Employee may obtain following his termination of employment with the Corporation.

     4. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following respective meanings:

          (a) A "CHANGE OF CONTROL" shall be deemed to have taken place if either:

                    (i) as the result of, or in connection with, any tender or exchange offer, consolidation, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions (a "transaction"), the persons who were directors of the Corporation before the Transaction shall cease for any reason to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation; or

                    (ii) any "person" (as that term is used Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of shares of the Corporation having more than 20% of the total number of votes that may be cast for the election of directors of the Corporation; or

                    (iii) the Corporation is merged or consolidated with another corporation and as a result of the merger or consolidation less than 20% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Corporation, other than affiliates within the meaning of the Exchange Act or any party to the merger or consolidation; or

                    (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding voting securities; or


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                    (v)    the Corporation transfers substantially all of its
               assets to another corporation which is not a direct or indirect wholly-owned subsidiary of the Corporation.

          (b) "CAUSE" shall mean (i) conduct involving fraud, misappropriation or intentional material damage to the property or business of the Corporation, or commission of a felony, (ii) failure or breach to perform Employee's designated duties consistent with his position with the Corporation after receiving written notice from the Corporation specifying the nature of the alleged failure or breach and failing to correct the failure or breach within 15 days of such notice, or (iii) Employee's intentional violation of the Corporation's written policies, Employee's fiduciary duties, or any law or regulation which results in material damage or cost to the Corporation.

     5. TRADE SECRETS. It is recognized that the Corporation has acquired and developed and will continue to acquire and develop techniques, plans, processes, computer programs, and lists of customers and their particular requirements which may pertain to Corporation related services and equipment, and related trade secrets, know-how, research and development, which are proprietary and confidential in nature and are and will continue to be of unique value to the Corporation and its business (all hereinafter referred to as "Confidential Information"). All Confidential Information known or in the possession of the Employee shall be kept and maintained by him as confidential and proprietary to the Corporation. The Employee shall not disclose any Confidential Information at any time directly or indirectly, in any manner to any person or firm, except to other employees of the Corporation on a "need to know" basis. Upon termination of his employment for any reason, the Employee shall without demand therefore deliver to the Corporation all Confidential Information in his possession. The obligations of this Section shall survive the termination of this Agreement indefinitely.

     6. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Employee and his estate, and the Corporation and any successors of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee.

     7. MISCELLANEOUS. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and specifically supersedes any and all oral or written agreements on its subject matter previously agreed to by the parties.

     8. SEVERABILITY. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidated or rendered unenforceable such provision in any other jurisdiction.


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     9.   CONTROLLING LAW.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

     10.  TERM OF AGREEMENT.

          (a) INITIAL TERM AND RENEWAL. The initial term of this Agreement shall commence as of January 5, 1998, and shall continue through December 31, 1998, unless earlier terminated as provided herein. Thereafter, this Agreement shall be renewed for additional one year periods, unless either party gives written notice of non-renewal of this Agreement to the other party at least thirty (30) days prior to the expiration of the initial term or any renewal term; provided, however, that in no case shall this Agreement terminate:
(i) within 12 months after the occurrence of a Change of Control, or (ii) during any period of time when the Corporation has knowledge that any person or group (such terms are defined in Section 4(a)(ii) above) has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such person or group has abandoned or terminated his or its efforts to effect a Change of Control. Any determination by the Board that such person or group has abandoned or terminated his or its efforts to effect a Change of Control shall be conclusive and binding as the Employee.

          (b) EMPLOYMENT "AT WILL". Notwithstanding any provisions of this Agreement, this Agreement shall not confer upon the Employee the right to be retained in the service of the Corporation nor limit the right of the Corporation to discharge or otherwise deal with the Employee. Accordingly, the Employee or the Corporation may terminate the Employee's employment with the Corporation at any time with or without cause, subject to the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.


                           ENVIRONMENT ONE CORPORATION


                           By:
                              ----------------------------------------
                              John L. Allen, Chair
                              Human Resource Committee


                           EMPLOYEE:


                           -------------------------------------------
                           Stephen V. Ardia


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